INDEPENDENT AUDITORS' CONSENT

Board of Directors and Stockholders of
USN Communications, Inc.
Chicago, Illinois


We consent to the incorporation by reference in this Registration Statement on Form S-8 of USN Communications, Inc. of our report dated March 14, 1997 (September 4, 1997 as to Note 22), which expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the entity's ability to continue as a going concern, appearing in and incorporated by reference in the Annual Report on Form 10-K of USN Communications, Inc. for the year ended December 31, 1996.


/s/ Deloitte & Touche LLP
Chicago, Illinois
February 9, 1998